Exhibit 99.1

AAON REPORTS RECORD SALES & EARNINGS
FOR THE SECOND QUARTER OF 2023

TULSA, OK, August 3, 2023 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the second quarter of 2023.

Net sales for the second quarter of 2023 increased 36.0% to a record $284.0 million from $208.8 million in the second quarter of 2022. Organic volume growth contributed approximately 16.0% to year over year growth. Volume growth reflects the efficiencies gained from developing our workforce and lessening impacts of supply chain disruption. Additionally, pricing comprised 20.0% of growth.

Gross profit margin in the quarter increased to 33.1%, up 1,040 basis points from the comparable quarter in 2022. The primary driver for the higher profit margin was better pricing along with moderating cost inflation.

As a percent of sales, SG&A expenses increased 90 basis points to 13.8%. The slight increase in SG&A expenses as a percent of sales is primarily due to our profit sharing expense that has increased due to our record earnings in the quarter. Earnings per diluted share for the three months ended June 30, 2023, was $0.82, an increase of 173.3% from the second quarter of 2022. The Company recognized a one-time income tax benefit of $3.1 million from the change in our valuation allowance during the current quarter that contributed to the increase to net income for the period.

Financial Highlights:	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2023	2022	Change	2023	2022	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
GAAP Measures
Net sales	$283,957	$208,814	36.0%	$549,910	$391,585	40.4%
Gross profit	$94,018	$47,376	98.5%	$171,172	$93,440	83.2%
Gross profit margin	33.1%	22.7%		31.1%	23.9%
Operating income	$54,740	$20,453	167.6%	$98,946	$43,463	127.7%
Operating margin	19.3%	9.8%		18.0%	11.1%
Net income	$45,682	$15,946	186.5%	$82,496	$34,005	142.6%
Earnings per diluted share	$0.82	$0.30	173.3%	$1.48	$0.63	134.9%
Diluted average shares	55,646,387	53,661,876	3.7%	55,652,332	53,944,616	3.2%

Non-GAAP Measures
EBITDA[1]	$65,865	$29,897	120.3%	$120,459	$60,004	100.8%
EBITDA margin[1]	23.2%	14.3%		21.9%	15.3%
[1] These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measures.

Backlog

June 30, 2023	March 31, 2023	June 30, 2022
(in thousands)
$526,209	$599,912	$464,025

The Company finished the second quarter of 2023 with a backlog of $526.2 million, up 13.4% from $464.0 million a year ago, and down from $599.9 million at the end of the first quarter of 2023.

Gary Fields, President and CEO, stated, “After investing in significant amounts of new manufacturing capacity over the previous two years, production output began to outpace bookings in the second quarter, allowing for the size of our backlog and the length of our lead times to start to normalize. At June 30, 2023, backlog was down 12.3% from the end of the first quarter, ending a streak of nine straight quarters of backlog growth. While the backlog size and lead times are still higher than we would like them to be, we are pleased at the progress we are making and anticipate further progress in the second half of the year. This will enable us to be even more competitive with bookings as well as help improve operational efficiencies. In the quarter, we held the grand opening of our new marketing building, in Tulsa, also known as the Exploration Center. This facility will also help further our efforts of taking market share. Overall, while there are pockets of softness amongst some of our end-markets, the pipeline of projects is solid and our sales channel remains positive.”

Mr. Fields continued, “Our sales channel has never been stronger and our new marketing efforts will help continue to strengthen market penetration. In the third quarter of this year, we anticipate the sales and marketing roll out of our industry-leading class of air-source heat pumps, appropriately referred to as ALPHA Class. The AAON ALPHA Class was engineered to help accelerate the widespread adoption of cleaner, more-efficient heat pump technology – and will continue to set the standard for high-performance air-source heat pumps in the commercial and industrial HVAC industry.”

Mr. Fields concluded, “The second quarter of 2023 was another excellent quarter for AAON as both sales and earnings were company records. Volume growth of 16.0% was impressive considering the year ago comparable quarter also realized volume growth in the double digits. As we've discussed for some time now, AAON has been very successful in hiring and retaining employees. We've added the additional employees needed to increase our run rate and as more time goes by, we anticipate continued margin improvement created from a fully trained, more experienced workforce as well as better overhead absorption from additional production volume.”

As of June 30, 2023, the Company had cash, cash equivalents and restricted cash of $27.7 million and a balance of $78.5 million on the revolving credit facility. Rebecca Thompson, CFO, commented, “Higher earnings and collection of customer prepayments increased our cash provided by operating activities in the quarter to $55.1 million compared to $5.2 million in the second quarter of 2022. The closing of our New Markets Tax Credit during the quarter generated cash of $6.1 million and we expect to release funds from restricted cash in the fourth quarter, which will accelerate the payments on our revolving credit facility. Capital expenditures in the quarter were $31.7 million due to our continuous investment at all locations. Our balance sheet remains strong with a current ratio of 2.8 and a leverage ratio of 0.37, creating a strong foundation for our future growth.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. ET to discuss the second quarter 2023 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-877-550-1858 with the conference ID 1754341. To access the listen-only webcast, please register at https://app.webinar.net/q12AjXYVoQ8. On the next business day following the call, a replay of the call will be available on the Company’s website at https://AAON.com/Investors.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except share and per share data)
Net sales	$283,957	$208,814	$549,910	$391,585
Cost of sales	189,939	161,438	378,738	298,145
Gross profit	94,018	47,376	171,172	93,440
Selling, general and administrative expenses	39,272	26,933	72,214	49,989
Loss (gain) on disposal of assets	6	(10)	12	(12)
Income from operations	54,740	20,453	98,946	43,463
Interest expense, net	(1,543)	(550)	(2,693)	(740)
Other income, net	163	220	277	241
Income before taxes	53,360	20,123	96,530	42,964
Income tax provision	7,678	4,177	14,034	8,959
Net income	$45,682	$15,946	$82,496	$34,005
Earnings per share:
Basic	$0.84	$0.30	$1.52	$0.64
Diluted	$0.82	$0.30	$1.48	$0.63
Cash dividends declared per common share:	$0.12	$0.19	$0.24	$0.19
Weighted average shares outstanding:
Basic	54,293,127	53,095,286	54,175,682	52,992,439
Diluted	55,646,387	53,661,876	55,652,332	53,944,616

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2023	December 31, 2022
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$5,237	$5,451
Restricted cash	22,428	498
Accounts receivable, net of allowance for credit losses of $306 and $477, respectively	154,111	127,158
Income tax receivable	2,699	—
Inventories, net	215,408	198,939
Contract assets	19,862	15,151
Prepaid expenses and other	4,466	1,919
Total current assets	424,211	349,116
Property, plant and equipment:
Land	15,291	8,537
Buildings	187,237	169,156
Machinery and equipment	370,414	342,045
Furniture and fixtures	38,344	30,033
Total property, plant and equipment	611,286	549,771
Less: Accumulated depreciation	263,890	245,026
Property, plant and equipment, net	347,396	304,745
Intangible assets, net	62,803	64,606
Goodwill	81,892	81,892
Right of use assets	7,378	7,123
Other long-term assets	6,371	6,421
Total assets	$930,051	$813,903

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$32,210	$45,513
Accrued liabilities	101,201	78,630
Contract liabilities	20,262	21,424
Total current liabilities	153,673	145,567
Revolving credit facility, long-term	78,536	71,004
Deferred tax liabilities	14,223	18,661
Other long-term liabilities	11,364	11,508
New market tax credit obligation	12,144	6,449
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,379,324 and 53,425,184 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	218	214
Additional paid-in capital	128,636	98,735
Retained earnings	531,257	461,765
Total stockholders' equity	660,111	560,714
Total liabilities and stockholders' equity	$930,051	$813,903

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2023	2022
Operating Activities	(in thousands)
Net income	$82,496	$34,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,236	16,300
Amortization of debt issuance cost	32	21
Amortization of right of use assets	67	143
(Recoveries of) provision for credit losses on accounts receivable, net of adjustments	(171)	181
Provision for excess and obsolete inventories, net of write-offs	1,458	148
Share-based compensation	7,823	6,908
Loss (gain) on disposition of assets	12	(12)
Foreign currency transaction (gain) loss	(13)	9
Interest income on note receivable	(10)	(11)
Deferred income taxes	(4,438)	(127)
Changes in assets and liabilities:
Accounts receivable	(26,782)	(53,736)
Income tax receivable	(15,171)	(1,895)
Inventories	(17,927)	(33,879)
Contract assets	(4,711)	(2,820)
Prepaid expenses and other long-term assets	(2,502)	(3,066)
Accounts payable	(14,874)	6,490
Contract liabilities	(1,162)	22,217
Extended warranties	1,526	421
Accrued liabilities and other long-term liabilities	33,051	7,123
Net cash provided by (used in) operating activities	59,940	(1,580)
Investing Activities
Capital expenditures	(60,629)	(27,227)
Cash paid for building	—	(22,000)
Cash paid in business combination, net of cash acquired	—	(249)
Proceeds from sale of property, plant and equipment	104	12
Principal payments from note receivable	28	27
Net cash used in investing activities	(60,497)	(49,437)
Financing Activities
Proceeds from financing obligation, net of issuance costs	6,061	—
Payment related to financing costs	(398)	—
Borrowings under revolving credit facility	279,961	94,900
Payments under revolving credit facility	(272,429)	(28,651)
Principal payments on financing lease	—	(28)
Stock options exercised	23,244	6,385
Repurchase of stock	—	(5,912)
Employee taxes paid by withholding shares	(1,162)	(954)
Cash dividends paid to stockholders	(13,004)	—
Net cash provided by financing activities	22,273	65,740
Net increase in cash, cash equivalents and restricted cash	21,716	14,723
Cash, cash equivalents and restricted cash, beginning of period	5,949	3,487
Cash, cash equivalents and restricted cash, end of period	$27,665	$18,210

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA and EBITDA margin are non-GAAP measures and are susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Net income, a GAAP measure	$45,682	$15,946	$82,496	$34,005
Depreciation and amortization	10,962	9,224	21,236	16,300
Interest expense, net	1,543	550	2,693	740
Income tax expense	7,678	4,177	14,034	8,959
EBITDA, a non-GAAP measure	$65,865	$29,897	$120,459	$60,004
EBITDA margin	23.2%	14.3%	21.9%	15.3%